IN THE UNITED STATES DISTRICT COURT FOR THE

                          EASTERN DISTRICT OF VIRGINIA

                               Alexandria Division

UNITED STATES OF AMERICA                    )
                                            ) CRIMINAL NO. 1:04 M 1133
           v.                               )
                                            ) VIOLATION:
AMERICA ONLINE, INC,                        ) 18 U.S.C. ss. 2
                                            ) (Aiding & Abetting)
           Defendant.                       ) 15 U.S.C. ss.ss. 78j(b); 78ff;
                                            ) Title 17 C.F.R. Section
                                            ) 240.10b-5  (Securities Fraud)

                         DEFERRED PROSECUTION AGREEMENT
                         ------------------------------

     America Online, Inc. (hereinafter "AOL"), a wholly-owned subsidiary of Time Warner Inc., by its undersigned attorneys and its Chief Executive Officer, pursuant to authority granted by its board of directors, and the United States Attorney's Office for the Eastern District of Virginia ("EDVA") and the United States Department of Justice, Criminal Division (collectively the "Department of Justice"), enter into this Deferred Prosecution Agreement ("Agreement").

     1. AOL understands that the United States will file a criminal complaint in the United States District Court for the Eastern District of Virginia charging AOL with aiding and abetting securities fraud, in violation of Title 18, United States Code, Section 2, Title 15, United States Code, Sections 78j(b) and 78ff, and Title 17, Code of Federal Regulations, Section 240.10b-5.

     2. During the Department of Justice's ongoing criminal investigation into various business transactions between AOL and numerous AOL partners, the Department of Justice has notified AOL that, in the judgment of the Department of Justice, AOL, acting through certain officers and employees, has violated federal criminal law in 2000, 2001 and 2002 in connection with transactions between AOL and PurchasePro.com ("PPRO") (hereafter "PPRO Transactions"). Aspects of the PPRO Transactions are described in more detail in the Statement of Facts attached hereto as Appendix A and incorporated by reference herein.

     3. AOL accepts and acknowledges responsibility for the conduct of AOL personnel giving rise to violations of criminal law in connection with the PPRO Transactions by entering into this Agreement and by, among other things, the remedial actions it has taken to date, its continued commitment to full cooperation with the Department of Justice, its agreement to establish a compensation and settlement fund and to pay a monetary penalty. AOL agrees not to contest or contradict the factual statements set forth in Appendix A, as more fully addressed in paragraph 12. AOL does not endorse, ratify, or condone improper conduct and, as set forth below, has taken steps to prevent such conduct from occurring in the future.


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     4. Based upon AOL's acceptance of responsibility;  its adoption of internal compliance measures, set forth in Appendix B; its cooperation with the Independent Monitor described in paragraph 13; its agreement with the Department of Justice to pay into a compensation and settlement fund $150,000,000.00, which includes $30,000,000.00 for the PPRO Transactions, as described in more detail in paragraph 9 below; its agreement with the Department of Justice to pay a monetary penalty of $60,000,000.00, as described in paragraph 10 below; and its willingness to continue to cooperate with the Department of Justice in its investigation of the matters described herein; the Department of Justice, on the understandings specified below, agrees:

     a. To recommend to the Court that prosecution of AOL on the criminal complaint filed pursuant to paragraph 1 be deferred for a period of 24 months;

     b. Not to prosecute AOL for any other conduct relating to the PPRO Transactions, including any accounting, statements, disclosures, or omissions related to the PPRO Transactions; and

     c. Not to prosecute AOL for conduct committed by AOL relating to the transactions set forth in the list of covered transactions attached as Appendix C and incorporated herein ("Covered Transactions"). This also includes any accounting, statements, disclosures, or omissions related to the Covered Transactions, from July 1, 1999 through the date of this Agreement. This section does not confer immunity for violations of antitrust, bribery or tax statutes, rules or regulations.

     Should the Court decline to approve the Agreement to defer prosecution for any reason, this Agreement shall be null and void, and the parties shall revert to their pre-agreement positions.

     AOL understands and agrees that if it commits a material, willful and knowing breach of this Agreement, as provided in paragraph 17 below, the Department of Justice can prosecute AOL for conduct committed by it through its officers and employees relating to the PPRO Transactions or any of the Covered Transactions. This Agreement does not provide any protection to any individual or any entity other than AOL. This paragraph 4 shall survive termination of this Agreement.

     5. During the term of this Agreement, AOL agrees to cooperate completely with the Department of Justice, the Independent Monitor described in paragraph 13 below, and, as directed by the EDVA or the Criminal Division, with any other federal criminal law enforcement agency regarding any matters related to the PPRO Transactions or the Covered Transactions. AOL shall truthfully disclose to the Department of Justice information within AOL's possession, custody or control with respect to the PPRO Transactions and the Covered Transactions about which the Department of Justice shall inquire, and shall continue to cooperate fully with the Department of Justice. This obligation of truthful disclosure includes an obligation to provide the Department of Justice access to AOL's documents and employees, whether or not located in the United States, and reasonable access to AOL's facilities for that purpose. The disclosure obligations set forth in this Agreement are subject to paragraphs 6, 7 and 8 of this Agreement.

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     6. AOL  agrees  that with  respect  to both the PPRO  Transactions  and the
Covered Transactions, its cooperation shall include, but is not limited to, the following, subject to paragraph 8:

     a. Completely and truthfully disclosing information within AOL's possession, custody or control with respect to the activities of AOL, its affiliates and its present and former officers, agents, and employees, concerning the subject matters inquired into by the Department of Justice as requested by the Department of Justice;

     b. Assembling, organizing and providing on request from the Department of Justice documents, records, or other tangible evidence related to the subject matters in AOL's possession, custody, or control in such format as the Department of Justice reasonably requests. Where appropriate, AOL will continue to use the services of expert technical consultants to assist in the identification and retrieval of relevant data.

     c. Using its reasonable best efforts to make available its present or former officers, directors and employees, whether or not located in the United States, to provide information and/or testimony related to the subject matters as requested by the Department of Justice, including sworn testimony before a federal grand jury or in federal trials, as well as interviews with federal law enforcement authorities. Cooperation under this paragraph will include identification of witnesses who, to AOL's knowledge, may have material information regarding the subject matters.

     d. Providing testimony and other information deemed necessary by the Department of Justice or a court to identify or establish the original location, authenticity, or other evidentiary foundation necessary to admit into evidence documents in any criminal or other proceeding as requested by the Department of Justice related to the subject matters.

     7. AOL further agrees to the following:

     a. During the term of this Agreement, AOL will make available to the Department of Justice copies of (i) the portions of any Time Warner Internal Audit Monthly Activity Report, and the portions of any Time Warner Compliance Committee Log, that concern any Covered Transaction;
          (ii) any letter threatening litigation that is received by AOL, or any civil complaint that is filed and served on AOL, from a counterparty to any Covered Transaction concerning the Covered Transaction; and
          (iii) any documents and privilege log entries, not previously produced to the government, that are produced in the civil shareholder cases concerning any Covered Transaction. The obligation to make information available to the Department of Justice under this sub-paragraph shall not require the disclosure of any information protected by the attorney-client or work product privileges, but is subject to

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


          paragraph 8. Although AOL may voluntarily choose to investigate further, no further investigation shall be required as a condition of this Agreement.

     b. Concurrent with the signing of this Agreement, AOL will adopt a new internal standard of conduct under which it will inform the Department of Justice of any new matter reported to Time Warner's Audit and Finance Committee that involves substantial and credible evidence of any Federal Crimes as defined in paragraph 17 of this Agreement. The obligation to inform the Department of Justice under this new standard of conduct shall be subject to the following limits: (i) it shall apply only to matters involving conduct committed at AOL after the date of this Agreement; (ii) it shall apply only to matters that are in fact reported to Time Warner's Audit and Finance Committee, and although AOL may voluntarily choose to investigate further, no investigation shall be required as a condition of this Agreement;
          (iii) it shall require reasonably timely notification of the Department of Justice; and (iv) it shall not require the disclosure of any information protected by the attorney-client or work product privileges. A failure to make information available under this sub-paragraph shall not be considered a breach of this Agreement pursuant to paragraph 17, but the new standard of conduct shall not be modified during the term of the Agreement without the consent of the Department of Justice.

     8. AOL also agrees that with respect to any waiver of privilege, its cooperation shall entail the following:

     a. Not asserting a claim of attorney-client or work-product privilege as to contemporaneous legal advice or opinion given to AOL personnel regarding a transaction, or any documents, information, or testimony related to any factual internal investigation conducted: (i) prior to November 28, 2001 concerning the PPRO Transactions; or (ii) prior to May 1, 2002, concerning any specifically identified Covered Transaction as deemed necessary by the Department of Justice to investigate, charge or prosecute any individual in connection with the PPRO Transactions. Any such material provided to the Department of Justice pursuant to this subparagraph will be governed by the Confidentiality Agreement effective November 26, 2003, entered into by the Department of Justice, AOL and Time Warner Inc. ("Confidentiality Agreement"). In making production of any such material, AOL neither expressly nor implicitly waives its right to assert any privilege that is available under law against entities other than the Department of Justice concerning the produced material or the subject matters thereof. This waiver provision does not extend to: (i) defense or current representation materials; (ii) opinion work-product or legal advice based on any internal investigation; or (iii) any privileged material generated on or after May 1, 2002 (or with respect to the PPRO Transactions, on or after November 28, 2001).

     b. If the Department of Justice, in furtherance of a criminal investigation concerning any of the Covered Transactions, requests production of material protected by the attorney-client or work-product privileges pursuant to this

                                  Page 4 of 11
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          subparagraph  8.b,  and if AOL does not comply with such  request,  it shall not be considered a breach of this Agreement pursuant to paragraph 17, but the Department of Justice may, in its sole discretion, withdraw its release of liability set forth in paragraph 4.c with regard to the transaction subject to the request. Any such
          request  for   privileged   material   will  not  extend   beyond  any
          contemporaneous legal opinion or advice given to AOL personnel regarding a transaction, or any documents, information, or testimony regarding a factual internal investigation, and will not require the production of any defense or current representation material, opinion work product or legal advice related to or based on any internal investigation, or any privileged material generated on or after May 1, 2002. Any privileged material provided to the Department of Justice pursuant to this subparagraph will be governed by the Confidentiality Agreement, and will not constitute an express or implied waiver of AOL's right to assert any privilege that is available under law against entities other than the Department of Justice concerning the produced material or the subject matters thereof.

     9. Within 10 days of the entry of an order by the Court approving this Agreement, AOL agrees to pay $150,000,000.00 into a compensation and settlement fund to be established under its direction and control to be used for either the settlement of shareholder securities law litigation or for purposes of any compensation fund established by any federal or state agency, related to or arising from the PPRO Transactions or the Covered Transactions, including the accounting for the transactions and the statements, disclosures, or omissions related to the transactions. No moneys from this fund, however, shall be used to satisfy any monetary penalties imposed by the SEC or any law enforcement agency. None of the proceeds of the fund shall be payable as attorney's fees. All costs of administering the account are to be borne by AOL. In the event of termination of this Agreement pursuant to paragraph 17 below, any amounts still remaining in this account may be reclaimed by AOL and used for any purpose. To the extent any money in the escrow account is not used within three (3) years, AOL shall transfer the remaining amount to the United States Treasury and execute any documents necessary to effectuate such transfer.

     10. Within 10 days of the entry of an order by the Court approving this Agreement, AOL agrees to pay $60,000,000.00 to the United States Treasury as a monetary penalty. In the event of any termination of this Agreement pursuant to paragraph 17 below, any amounts paid by AOL as a penalty shall not be returned to AOL, but shall be credited by the Department of Justice against any amounts in the future determined or agreed to be owing by AOL as a monetary penalty in this matter.

     11. AOL authorizes the Department of Justice and the SEC to share information from and about AOL with each other and hereby waives any confidentiality accorded to that information by law, agreement or otherwise that would, absent authorization by AOL, prohibit or limit such sharing. No further waivers of confidentiality shall be required in that regard.

     12. AOL  further  agrees  that it will not,  through  its present or future
attorneys,  board  of  directors,   agents,  affiliates,   parent,  officers  or
employees, make any public statement, including statements or positions in litigation in which any United States department or agency is

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a party, contradicting any statement of fact set forth in the Statement of Facts attached at Appendix A. Any such willful, knowing and material contradictory public statement by AOL, its present or future attorneys, board of directors, agents, officers or employees, shall constitute a breach of this Agreement, and AOL thereafter would be subject to prosecution as set forth in paragraph 17 of this Agreement. The decision of whether any public statement by any such person contradicting a statement of fact contained in the Statement of Facts will be imputed to AOL for the purpose of determining whether AOL has breached this Agreement shall be at the sole reasonable discretion of the Department of Justice. If and when the Department of Justice determines that such a contradictory statement has been made by AOL, the Department of Justice shall so notify AOL and AOL may avoid a breach of this Agreement by publicly repudiating such statement within three business days after notification by the Department of Justice. This paragraph is not intended to apply to any statement made by any individual in the course of any criminal, regulatory, or civil case initiated by the government against such individual, unless such individual is speaking on behalf of AOL. Consistent with AOL's obligation not to contradict any statement of fact set forth in the Statement of Facts, AOL may take good faith positions in litigation involving any private party.

     13. AOL agrees that for the time-period of this Agreement, it will retain and pay for an independent Monitor, who will be mutually agreed upon by the Department of Justice and AOL. The Monitor will undertake a special review of: the effectiveness of AOL's internal control measures related to its accounting for advertising and related transactions; the training related to these internal control measures; AOL's deal sign-off and approval procedures; and AOL's corporate code of conduct. AOL agrees to cooperate with the Independent Monitor.


          The Monitor shall:

     a. have access to any information provided by AOL to the Department of Justice, however with respect to privileged materials, access will be limited to those materials that have been provided by AOL to the Department of Justice and that access shall be subject to the terms of the Confidentiality Agreement;

     b. monitor the adequacy and effectiveness of AOL's internal control measures, including the Time Warner internal audit monthly activity report and compliance committee log, the training related to these internal control measures, signoff and approval procedures and corporate code of conduct;

     c. make a report on the effectiveness of AOL's internal control measures related to its accounting for transactions involving AOL's sale of on-line advertising and related transactions and of AOL's deal sign-off and approval procedures and corporate code of conduct to Time Warner's Audit and Finance Committee, with a copy to the Department of Justice;

     d. make recommendations to Time Warner's Audit and Finance Committee as to any needed improvements, revisions or new policies or procedures necessary to ensure the effectiveness of AOL's internal control measures, policies or procedures;

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     e.   report to the  Department of Justice on at least a semi-annual  basis, as to AOL's cooperation with the Monitor;

     f. have the right to select and hire outside accounting expertise if necessary to assist in the review; and

     g. have the authority to extend the period of review for up to an additional six months, with Department of Justice approval.


     The Monitor will be independent. AOL agrees that there shall be no limitations on any sharing of information by the Monitor with the Department of Justice.

     14. With respect to any information, testimony, document, record or other tangible evidence provided to the Department of Justice pursuant to this Agreement, AOL consents to any and all disclosures to the SEC and law enforcement entities of such materials as the Department of Justice, in its sole reasonable discretion, deems appropriate in furtherance of its criminal investigation of any individuals related to the subject matters.

     15. The Department of Justice agrees that if AOL is in full compliance with all of its obligations under this Agreement, the Department of Justice, within thirty (30) days of the expiration of twenty-four (24) months from the date of this Agreement, will seek dismissal with prejudice of the criminal complaint filed against AOL pursuant to paragraph 1.

     16. AOL shall waive all rights to a speedy trial pursuant to the Sixth Amendment of the United States Constitution, Title 18 United States Code,
Section 3161, Federal Rule of Criminal Procedure 48(b), and any applicable Local Rules of the United States District Court for the Eastern District of Virginia for the period that this Agreement is in effect.

     17. It is further understood that should the Department of Justice, in its reasonable discretion and in good faith, determine that AOL willfully and knowingly has given materially false, incomplete, or misleading information under this Agreement, or has committed any Federal Crimes (as defined below) subsequent to the date of this Agreement, or that AOL otherwise has breached this Agreement by willfully, knowingly and materially violating any provision of this Agreement, this Agreement shall become null and void and AOL shall, in the Department of Justice's reasonable discretion, thereafter be subject to prosecution for any federal criminal violation, including prosecution for acts subject to the release of liability in paragraph 4 relating to the PPRO Transactions or the Covered Transactions. Any such prosecutions may be premised on information provided by AOL. Moreover, with respect to any prosecutions relating to the PPRO Transactions or the Covered Transactions that are not time-barred by the applicable statute of limitations on the date of this Agreement, AOL agrees that the applicable statute-of-limitations period for any such prosecutions shall be tolled for a period of time equal to the term of this Agreement, so that such prosecutions may be commenced against AOL in accordance with this Agreement, notwithstanding the expiration of the statute of limitations between the signing of this Agreement and the expiration of this Agreement. AOL's tolling of the statute of limitations is knowing and voluntary and in express reliance on the advice of counsel. As used in this paragraph, Federal Crimes is limited to: (i) financial fraud related to AOL's business activities committed by AOL officers or directors at or above the level of Senior Vice President;

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(ii)  financial  fraud  materially  affecting the books and records or financial reports of AOL or another company; or (iii) obstruction of justice.

     18. It is further agreed that in the event that the Department of Justice, in its reasonable discretion and in good faith, determines that AOL has committed a willful and knowing material breach of this Agreement as described in paragraph 17, then AOL, in any pleading or at any proceeding or trial:

     a. Will stipulate to the admissibility into evidence of the Statement of Facts and agrees not to offer any contradictory evidence or arguments;

     b. Agrees that all statements made by or on behalf of AOL, including testimony given by AOL and any employee (current or former) before a grand jury, the SEC, or elsewhere, shall be admissible in evidence in any and all criminal proceedings brought by the Department of Justice against AOL; and

     c. Shall not assert any claim under the United States Constitution, Rule 410 of the Federal Rules of Evidence, or any other rule, that statements made by or on behalf of AOL prior to or subsequent to this Agreement, or any leads derived therefrom, should be inadmissible or suppressed.

     19. The decision whether conduct and statements of any individual will be imputed to AOL for the purpose of determining whether AOL has committed a willful and knowing material breach of this Agreement shall be in the sole reasonable discretion of the Department of Justice.

     20. Should the Department of Justice determine in its reasonable discretion and in good faith that AOL has committed a willful and knowing material breach of any provision of this Agreement, the Department of Justice shall, within 30 days of its discovery of the events giving rise to the alleged breach, provide written notice to AOL of the alleged breach and provide AOL with a two-week period in which to make a presentation to the United States Attorney for the Eastern District of Virginia and the Assistant Attorney General in charge of the Criminal Division, or their designee, to demonstrate that no breach has occurred, or, to the extent applicable, that the breach is not a willful and knowing material breach or has been cured. The parties hereto expressly understand and agree that should AOL fail to make a presentation to the United States Attorney for the Eastern District of Virginia and the Assistant Attorney General in charge of the Criminal Division, or their designee, within a two-week period, the Department of Justice in its sole, reasonable discretion may presume that AOL is in willful and knowing material breach of this Agreement. The parties further understand and agree that prior to the filing of an indictment against the Company, the United States Attorney's and Assistant Attorney General's exercise of discretion under this paragraph is not subject to judicial review.

     21. AOL agrees that if it sells or merges all or substantially all of its business operations as they exist as of the date of this Agreement to or into a single purchaser or group of affiliated purchasers during the term of this Agreement, it shall include in any contract for sale or merger a provision binding the purchaser/successor to the obligations described in this Agreement.

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     22. It is understood  that this Agreement is binding on AOL, the Department of Justice Criminal Division and the United States Attorneys' Offices for the Eastern District of Virginia and the Central District of California, but specifically does not bind any other federal agencies, or any federal, state or local law enforcement agency or licensing authorities, although the Department of Justice will bring the cooperation of AOL and its compliance with its other obligations under this Agreement to the attention of federal, state and local law enforcement agencies or licensing authorities, if requested by AOL or its attorneys. Furthermore, nothing in this Agreement restricts in any way the ability of the United States Attorneys' Offices for the Eastern District of Virginia and the Central District of California, or the Department of Justice Criminal Division from proceeding against any individuals. It is the intent of the parties to this Agreement that the Agreement does not confer or provide any benefits, privileges or rights to any individual or other entity other than the parties hereto. AOL may raise defenses and/or assert affirmative claims in any civil proceedings brought by private parties as long as doing so does not otherwise violate any term of the Agreement.

     23. Except as provided in paragraph 4 above, this Agreement expires two years from the date of its execution; provided that if on such date any investigation, prosecution or proceeding relating to the PPRO Transactions or Covered Transactions is ongoing that is being conducted by the Department of Justice, or any other federal law enforcement agency with which AOL has been directed by the Department to cooperate pursuant to paragraph 5, then the cooperation provisions of paragraph 6, 7 and 8 shall continue until such investigation, prosecution or proceeding concludes, but in no event shall the obligations continue longer than an additional one year after the expiration of this Agreement. Between thirty and sixty days before the expiration of this Agreement, AOL shall submit to the Department of Justice a written certification that it is in compliance with this Agreement.

     24. AOL hereby warrants and represents that the Board of Directors of AOL has duly authorized, in a specific resolution, the execution and delivery of this Agreement by AOL, and that the person signing the Agreement has authority to bind AOL.

     25. This Agreement may not be modified except in writing signed by all the parties.

     26. This Agreement may be executed in counterparts.

     27. AOL and the Department of Justice agree that, upon filing of the criminal complaint in accordance with paragraph 1, this Agreement shall be filed publicly in the United States District Court for the Eastern District of Virginia.

     28. This Agreement sets forth all of the terms of the Deferred Prosecution Agreement between AOL and the Department of Justice. No modifications or additions to this Agreement shall be valid unless they are in writing and signed by the Department of Justice, AOL and a duly authorized representative of AOL.

On Behalf of the United States,


/s/ Paul J. McNulty                                  12/14/04
-------------------------------                      ---------------------------
Paul J. McNulty                                      Date
United States Attorney
United States Attorney's Office
Eastern District of Virginia


/s/ Kevin V. Di Gregory                              12/14/04
-------------------------------                      ---------------------------
Kevin V. Di Gregory                                  Date
Deputy Criminal Chief
United States Attorney's Office
Eastern District of Virginia


/s/ Charles F. Connolly                              12/15/04
-------------------------------                      ---------------------------
Charles F. Connolly                                  Date
Dana J. Boente
Assistant United States Attorneys
United States Attorney's Office
Eastern District of Virginia


/s/ Joshua R. Hochberg                               12/14/04
-------------------------------                      ---------------------------
Joshua R. Hochberg                                   Date
Chief, Fraud Section
Criminal Division
United States Department of Justice


/s/ Adam A. Reeves                                   12/14/04
-------------------------------                      ---------------------------
Adam A. Reeves                                       Date
Trial Attorney, Fraud Section
Criminal Division
United States Department of Justice

On behalf of AOL


/s/ Jonathan Miller                                  12/14/04
-------------------------------                      ---------------------------
Jonathan Miller                                      Date
Chairman and Chief Executive Officer
America Online, Inc.

                                   APPENDIX A

                   IN THE UNITED STATES DISTRICT COURT FOR THE
                          EASTERN DISTRICT OF VIRGINIA

                               Alexandria Division

UNITED STATES OF AMERICA                              )
                                                      )
          v.                                          ) CRIMINAL NO. 1:04 M 1133
                                                      )
AMERICA ONLINE, INC.,                                 )
                                                      )
               Defendant.                             )


                               STATEMENT OF FACTS
                               ------------------
A. AOL and Time Warner

     1. Prior to on or about January 11, 2001, America Online, Inc. (hereinafter "AOL"), was a publicly-owned corporation organized and existing under the laws of the State of Delaware and based in Dulles, Virginia in the Eastern District of Virginia. AOL was a leader in interactive services, web brands, Internet technologies, and electronic commerce services, and engaged in the sale of, among other things, Internet subscriptions and advertising.

     2. On or about September 13, 2000, AOL launched its Netscape NetBusiness platform, which was designed to be an Internet site dedicated to providing interactive services to the small business community.

     3. On or about  January 11, 2001,  AOL and Time Warner Inc.  consummated  a merger. Following the merger, AOL operated as a separate division and wholly-owned subsidiary of the combined company, which was named AOL Time Warner Inc.

     4. On or about October 16, 2003, AOL Time Warner Inc. changed its name to Time

Warner Inc. (hereinafter "TWI"). TWI is a publicly-owned corporation organized and existing under the laws of the State of Delaware and based in New York, New York. Among other things, TWI engages in the sale of broadcast and print media products.

     5. Prior to on or about January 11, 2001, the common stock of TWI and AOL was publicly traded on the New York Stock Exchange. After the merger, the common stock of TWI continued to be publicly traded on the New York Stock Exchange, and was bought and sold by individuals and entities throughout the United States, including the Eastern District of Virginia.

     6. AOL's Business  Affairs and Interactive  Marketing groups were primarily
responsible  for  negotiating   contracts,   advertising   deals  and  marketing
arrangements  with  customers.

B.  PurchasePro.com

     7. PurchasePro.com, Inc. ("PurchasePro") was a publicly-owned corporation duly organized and existing under the laws of the State of Nevada and based in Las Vegas, Nevada. The common stock of PurchasePro was publicly traded on the National Market of the National Association of Securities Dealers Automated Quotations System ("NASDAQ"). PurchasePro's common stock was bought and sold by individuals and entities throughout the United States including the Eastern District of Virginia. Among other things, PurchasePro engaged in the sale of Internet procurement software and services.

     8. By the third quarter of 2000 and continuing through 2001, PurchasePro's principal product was a form of Internet software known as a "marketplace license" used for business-to-business or "B2B" commerce. As promoted by PurchasePro, the marketplace license allowed small and large businesses to buy and sell products on the Internet in a cost-efficient manner.

     9. In addition to its marketplace licenses, PurchasePro also sold re-seller marketplace licenses, preferred supplier agreements, hosting and maintenance services and "bulk" subscriptions.

C. Securities Regulation

     10. The Securities and Exchange Commission ("SEC") was an agency of the United States responsible for the review of financial statements and reports of the issuers of securities. The SEC relies on the accuracy and truthfulness of the reports filed with it.

     11. As publicly-traded companies, TWI, AOL and PurchasePro and their directors, officers and employees were required to comply with the federal securities laws and regulations. Those laws and regulations were designed to ensure that the financial information of publicly-traded companies was accurately recorded and disclosed to the investing public.

     12. Under the federal securities laws and regulations, TWI, AOL and PurchasePro were required, among other things: (a) to make and keep books, records and accounts that accurately and fairly reflected the business transactions of the respective companies; (b) to file with the SEC quarterly reports (known as a SEC Form 10-Q), annual reports (known as a SEC Form 10-K) and other periodic reports that included accurate and reliable financial statements prepared in accordance with Generally Accepted Accounting Principals ("GAAP").

     13. TWI, AOL and PurchasePro were required to retain outside public auditors to review, audit and test their respective financial statements for compliance with appropriate accounting rules.

D. The AOL-PurchasePro Strategic Partnership


     14. On or about March 15, 2000, PurchasePro and AOL entered into a series of contractual agreements, including the Interactive Marketing Agreement ("IMA"), the Technology Development Agreement ("TDA") and the Warrant Agreement. The IMA obligated PurchasePro to pay AOL $50 million in cash; $25 million upon signing and $3.57 million each quarter for seven consecutive quarters ending December 2001. The TDA obligated PurchasePro to pay AOL a total of $20 million in increments of $2.5 million per quarter beginning in or about August 2000. These payments were intended to reimburse AOL for the development costs associated with building AOL's internet platform. The Warrant Agreement provided AOL with 500,000 PurchasePro warrants and allowed AOL to earn up to 1,500,000 performance warrants based upon certain criteria and PurchasePro revenue thresholds.

     15. The agreements were intended to create a strategic partnership between AOL and PurchasePro in which the companies would co-develop a business-to-business global marketplace on AOL's Netscape NetBusiness service.


     16. As of the close of the third quarter of 2000, PurchasePro had not met any of the revenue thresholds established by the Warrant Agreement and AOL had not earned any performance warrants.

     17. On or about December 29, 2000, AOL and PurchasePro amended the Warrant Agreement to modify the criteria and revenue thresholds necessary for AOL to earn the performance warrants. The parties made the Amendment effective as of November 18, 2000. The amended Warrant Agreement also accounted for the intervening 2-for-1 split of PurchasePro's common stock. Therefore, AOL could earn up to 3 million performance warrants.

The value of the warrants that AOL could earn was capped at $30 million for the fourth quarter of 2000, $45 million for the first quarter of 2001 and $60 million for the second quarter of 2001. The value was to be determined by an agreed-upon formula that allowed AOL to earn warrants with a value of $3 for each dollar of revenue PurchasePro recognized as a result of a third party revenue referred to PurchasePro by AOL. In short, AOL earned $3 in warrants for each $1 of revenue it referred to PurchasePro.

E. AOL Officers and Employees Aided and Abetted PurchasePro's Fraud

     18. From in or about September 2000 to in or about June 2001, in the Eastern District of Virginia and elsewhere, six or more AOL officers and employees, in exchange for increased revenue to AOL in the fourth quarter of 2000 and the first quarter of 2001, aided and abetted PurchasePro officers' false and fraudulent inflation of PurchasePro's revenues as reported to the investing public in the fourth quarter of 2000 and the first quarter of 2001.

     Third Quarter of 2000

     19. In or about September 2000, a Business Affairs employee agreed on behalf of AOL to purchase ten re-seller marketplace licenses from PurchasePro for a total cost of $2 million in an effort to help PurchasePro exceed analyst estimates for third quarter 2000 revenue and in exchange for PurchasePro's agreement to amend the Warrant Agreement. AOL purchased these re-seller marketplace licenses without having a need for them and without any intention of using the licenses.

     20. On or about October 11, 2000, the same Business Affairs employee, on behalf of AOL, falsely confirmed in writing to PurchasePro's outside auditors that there were "no other contracts or agreements as to terms, whether written or oral, between PurchasePro and AOL that relate" to the purchase of $2 million re-seller marketplace licenses when in fact the employee knew that the re-seller licenses were bought in exchange for the promise to amend the warrant agreement in the future.

     Fourth Quarter of 2000

     21. In or about December 2000, at least two Business Affairs employees agreed on behalf of AOL to purchase approximately $10 million of products from PurchasePro in exchange for PurchasePro's agreement to grant AOL $30 million worth of PurchasePro warrants. To fulfill this agreement, on or about December 21, 2000, AOL entered into a Bulk Subscription Sales Agreement that required AOL to purchase from PurchasePro approximately 100,000 Promotional Subscriptions at $49 each for a total of $4.9 million. AOL also purchased 5 marketplace licenses for a total of approximately $4.6 million.

     22. On or about December 21, 2000, PurchasePro senior officers, with the assistance and knowledge of AOL officers and employees, sent a letter to AOL indicating that PurchasePro had earned over $10 million in recognizable revenue in the fourth quarter of 2000 and therefore that AOL had earned warrants valued at $30 million.

     23. AOL officers and employees learned, however, that PurchasePro's outside auditors would require PurchasePro to net any revenue received directly from AOL against the $30 million in warrants. Simply put, AOL officers and employees learned that the exchange of approximately $10 million in direct purchases for the $30 million in warrants would result in no recognizable revenue for PurchasePro. Therefore, AOL officers and employees assisted PurchasePro officers in concealing the true nature of the agreement from PurchasePro's outside auditors, by doing the following:

          a. In or about the fourth quarter of 2000, a Business Affairs employee and an Interactive Marketing employee, on behalf of AOL, signed referral forms falsely indicating that AOL had referred a number of companies that purchased marketplace licenses from PurchasePro in the fourth quarter 2000;


          b. On or about February 7, 2001, a Business Affairs employee caused another Business Affairs employee to execute a letter that purported to "clarify ambiguities" in the Amended Warrant Agreement by stating that AOL could not earn warrants as a result of revenue resulting from products sold directly from PurchasePro to AOL; and

          c. On or about February 8, 2001 a Business Affairs employee signed a letter to PurchasePro's auditors that falsely stated that there were no additional written or oral agreements relating to the revenues resulting from AOL's purchase of marketplace licenses for approximately $4.6 million in the fourth quarter of 2000, when in fact that employee knew that the $4.6 million purchase was part of the exchange for the $30 million in warrants.

     24. On April 2, 2001, PurchasePro filed its annual report on Form 10-K for fiscal year ending December 31, 2000, falsely reporting annual revenues of approximately $65 million and revenues for the fourth quarter of 2000 of approximately $33.59 million. The Form 10-K also falsely stated that AOL referred $10.5 million of revenue to PurchasePro. The Form 10-K was filed electronically with the EDGAR Management Office of Information and Technology in Alexandria, Virginia in the Eastern District of Virginia.

     First  Quarter  of 2001

     25. In the first quarter of 2001, two Business Affairs employees and an Interactive Marketing employee agreed to assist PurchasePro in selling marketplace licenses to AOL's customers and partners through the use of undocumented guarantees, oral promises, or other propositions designed to ensure that the purchaser would not suffer any net financial loss as a result of the marketplace license purchase. AOL officers and employees agreed to reach secret side agreements with license purchasers or commit to "sweeteners" that included, among other things: (i) promises to reduce by a specified dollar value future payments the marketplace license purchasers already were contractually obligated to pay AOL; (ii) promises to provide a specified dollar value worth of on-line advertisements or carriage on AOL's Internet properties; (iii) promises by AOL to buy more products from its suppliers; (iv) promises by AOL to buy its products from suppliers at a higher price; or (v) combinations of two or more such promises.

     26. AOL had an economic incentive to help sell PurchasePro marketplace licenses in the first quarter of 2001 because PurchasePro promised to give AOL, among other things: (i) a 50% commission for each marketplace license that AOL sold on PurchasePro's behalf; and (ii) $3.00 worth of PurchasePro warrants under the amended Warrant Agreement for each $1.00 of referred revenue recognized by PurchasePro in the first quarter of 2001.

     27. During the final weeks of the first quarter of 2001, AOL employees made oral promises to numerous customers or partners in order to induce the customer's or partner's purchases of marketplace licenses. These undocumented promises and agreements resulted in at least nine marketplace license sales by PurchasePro in the first quarter of 2001 for a total of approximately $8.1 million.

     28. During the final weeks of the first quarter of 2001 and continuing after the close of the first quarter into April 2001, two Business Affairs employees pursued ways to further assist PurchasePro with its quarterly revenue numbers and eventually agreed to an Amendment to the Bulk Subscriptions
Agreement. Pursuant to the Amendment, AOL agreed to once again purchase bulk subscriptions from PurchasePro for AOL's Netbusiness customers. At or about the close of the first quarter of 2001, these employees agreed on behalf of AOL to purchase subscriptions covering January, February and March 2001 for a total of approximately $9 million. AOL's NetBusiness users, however, were not made aware of these free subscriptions to the PurchasePro marketplace until late March 2001.

     29. In or about the last days of March 2001, a Business Affairs employee agreed to further assist PurchasePro's efforts to meet its first quarter revenue estimates by agreeing that AOL would pay PurchasePro approximately $3.65 million for integration work allegedly performed by PurchasePro in the first quarter of 2001. On or about Saturday, March 31, 2001, a NetBusiness employee assisted PurchasePro employees in this endeavor by providing PurchasePro with language for the contract, called a Statement of Work, formalizing this agreement. AOL employees knew that the work necessary to support AOL's payment of approximately $3.65 million to PurchasePro had not been completed in the first quarter of 2001. Indeed, AOL employees were aware that PurchasePro employees were still drafting the Statement of Work, which defined the work necessary for the integration and the $3.65 million payment, during the first week of April 2001.


     30. Nevertheless, a NetBusiness employee falsely confirmed to PurchasePro's outside auditors that the work had been completed. Subsequently, a second NetBusiness employee signed a confirmation letter on behalf of AOL for PurchasePro's outside auditors that falsely stated, among other things, "all work covered under the Statement of Work dated February 5, 2001 was completed and accepted as of March 30, 2001."


     31. On or about April 24, 2001, a NetBusiness employee participated in a telephone conference call with one of PurchasePro's outside auditors and again falsely confirmed that the integration work under the Statement of Work had been completed by March 31, 2001.

     32. At the close of the first quarter of 2001, PurchasePro issued warrants to AOL under the amended Warrant Agreement that were valued at approximately $7.7 million. This warrant revenue, which was recognized by AOL, was based entirely on the sale of one marketplace license for $3.7 million to a customer allegedly referred to PurchasePro by AOL. In fact, AOL did not refer the customer. Nevertheless, a Vice President in Interactive Marketing signed, on behalf of AOL, a referral form falsely representing that AOL had referred the purchaser.

     33. On or about March 31, 2001, two Business Affairs employees and an Interactive Marketing employee demanded that PurchasePro pay AOL $12.2 million as payment for commissions allegedly earned by AOL from its first quarter 2001 marketplace license sales campaign. In fact, the two Business Affairs employees and the Interactive Marketing employee knew that AOL had not earned the full $12.2 million in commissions but had earned only about $6.7 million in commissions, and much of that was from undocumented and undisclosed side deals. But the AOL officers and employees knew that in order to recognize all $12.2 million in commission revenue in the first quarter of 2001, the check had to be received by midnight on March 31, 2001. Therefore, a senior executive at PurchasePro personally delivered to AOL a hand written check for $12.2 million.

     34. As of the close of the first quarter of 2001, PurchasePro was well short of meeting its revenue estimates. Knowing that PurchasePro's officers were "keeping the quarter open" in an effort to close the gap, and in order to "earn" the $12.2 million in first quarter commissions for which AOL had already been paid, at least two Business Affairs employees agreed to continue to sell PurchasePro marketplace licenses to AOL customers and partners. To disguise the efforts to sell marketplace licenses after the close of the quarter, an AOL employee facilitated the back-dating of the contracts to make it appear that the contracts were signed by the close of the first quarter of 2001. These efforts resulted in at least two additional marketplace license sales with a total value of approximately $6.7 million being back-dated into the first quarter of 2001.


     35. On or about April 5, 2001, at least two Business Affairs employees and a Senior Vice President within Business Affairs, on behalf of AOL, executed or caused to be executed the Amended Bulk Subscription Agreement dated "as of March 31, 2001" that required AOL to pay PurchasePro a total of approximately $9 million for bulk subscriptions in January, February and March 2001.

     36. On or about April 18, 2001, a NetBusiness employee wrote an e-mail to another AOL employee discussing the efforts to justify the $9 million Amended Bulk Subscriptions Agreement. The e-mail stated in part: "This is the scoop. During the week of 4/5 [two Business Affairs employees] had to make [PurchasePro senior executive] whole to help him make his numbers. [$]9M[illion] in subscriptions was something [AOL employees] put together because we couldn't sell enough marketplaces despite best efforts."

     37. On April 26, 2001, PurchasePro publicly announced that it had earned approximately $29.8 million in revenue for the quarter ended March 31, 2001.

     38. On May 29, 2001, PurchasePro filed its quarterly report on Form 10-Q for the quarterly period ending March 31, 2001, reporting quarterly revenues totaling approximately $16.02 million. The Form 10-Q was filed electronically with the EDGAR Management Office of Information and Technology in Alexandria, Virginia in the Eastern District of Virginia.

F. Conclusion

     39. As a result of the actions of its officers and employees, AOL aided and abetted PurchasePro's officers in reporting at least $10 million-or approximately 1/3 of the quarterly revenue included in the From 10-K-in false revenue in the fourth quarter of 2000 and at least $20 million-or nearly 2/3 of the total revenue publicly announced on April 26, 2001-in false revenue in the first quarter of 2001.

     40. As a result of aiding and abetting PurchasePro's officers' fraud, AOL was able to report approximately $20 million of additional revenue from PurchasePro in the Fourth Quarter of 2000 and approximately $15 million of additional revenue in the first quarter of 2001.

     41. AOL acknowledges that venue is proper in the Eastern District of Virginia and waives any objection to venue in the Eastern District of Virginia as well as any objection to this Court's exercising jurisdiction in this matter.

     There are other matters and facts known to the parties that are not included in this Statement of Facts.

                                   Appendix B

     America Online, Inc. ("AOL") and its parent Time Warner Inc. ("Time Warner" or "the Company") have established a multi-level internal controls environment, including several controls directed specifically to AOL's accounting for advertising transactions.(1) The internal controls are intended to deter potential violations of AOL's and Time Warner's policies and procedures, detect and remediate any such violations that do occur, and promote a culture that encourages ethical conduct and a commitment to compliance with applicable laws and regulations.

I.  Encouraging Employee Integrity

    A.  Standards of Business Conduct

     In 2004, Time Warner and AOL issued revised written Standards of Business Conduct (the "Standards"). The Standards, which expand pre-existing standards at AOL and Time Warner, are designed to educate employees on business conduct issues, promote honesty and compliance with laws, and prevent conflicts of interest. The Standards contain numerous provisions related to the integrity of the Company's financial records, including provisions guarding against false, artificial, or misleading statements or entries in Time Warner's books and records and procedures for submitting complaints to the Company (confidentially and anonymously, if desired). The Standards also provide for a supplemental Code of Ethics for the Company's senior executives and senior financial officers (described below).

     Training on the revised Standards is complete for Time Warner Corporate employees and complete or underway at the various divisions. At the AOL division, for example, the revised Standards are in the process of being distributed in hardcopy as part of ongoing training sessions. At the AOL division alone, more than 12,000 domestic employees are targeted to have completed training by year's end. During the training at AOL, employees are educated about channels for voicing questions and concerns, including a toll-free help line, a business conduct e-mail address, a fax number and a postal address, which are available to employees seeking advice on business conduct issues or desiring to report concerns about potential business conduct violations (employees may seek advice or report a concern anonymously through the toll free help line or conventional mail). The training also emphasizes that AOL is committed to an ethical culture where



--------
(1) This appendix is not intended to be an exhaustive catalogue of the internal controls in place at Time Warner, AOL, or the other divisions of Time Warner. In particular, the appendix does not focus on controls at Time Warner that are directed primarily at divisions other than AOL.

employees ask questions and raise concerns, and where retaliation is not tolerated. AOL has selected a vendor to provide online, subject matter-specific training to all employees in 2005.

     Time Warner maintains an additional Code of Ethics for Senior Executives and Senior Finance Officers. The Company requires the Time Warner CEO, group chairpersons, President, COO, CFO, Controller, Deputy Controller, and
senior-most tax executive (and others performing similar senior executive functions from time to time in the future) to review and sign the Code of Ethics. The Company also requires the CFO and Controller of each principal division (including AOL) to review and sign the Code of Ethics. The Code obligates these personnel to, inter alia, promote honest and ethical conduct; promote full, fair, accurate, timely, and understandable disclosures; comply with applicable laws, rules, and regulations; report promptly any possible violations of the Code of Ethics to the Time Warner Compliance Officer or any of the parties or channels listed in the Standards of Business Conduct; and refrain from taking actions intended to mislead the Company's internal accountants or outside auditors. Senior employees and employees likely to have access to material non-public information must also abide by Time Warner's Supplemental Trading Policies.

     Time Warner has also created a Code of Ethics for its non-employee directors, which incorporates relevant provisions of the Standards of Business Conduct and conflicts of interest rules.

     B.  Employee Screening and Monitoring

     AOL screens new employees before they are hired. All domestic employees undergo a criminal background check prior to employment. AOL is in the process of implementing an enhanced background check process for all domestic new hires and internal promotions to positions of substantial authority.

     AOL also requires all employees at the Vice President level and above to complete and return a Conflicts of Interest Questionnaire, which addresses matters such as investments in AOL competitors and partners, gifts from business partners, and nepotism. By completing the questionnaire, AOL employees acknowledge that their responsibilities include an obligation to report any fraudulent conduct or other dishonesty in their area of supervision to their supervisor (who is required to forward reports of wrongdoing to the AOL Business Conduct & Compliance group (discussed below)), the AOL General Counsel and Compliance Officer, or the Business Conduct & Compliance group.

     C.  Fostering and Monitoring Employee Integrity

         1. AOL Division-level Monitoring and Enforcement

     AOL monitors compliance with the Standards of Business Conduct through a variety of means:


     The Business Conduct & Compliance Group. In the summer of 2003, AOL hired an Assistant General Counsel to focus full-time on integrating the Standards into AOL's business. AOL has also formed the Business Conduct & Compliance ("BCC") group within the AOL Legal department. The BCC group coordinates compliance issues AOL-wide to ensure consistency in the Standards' application, and investigates all reports of potential wrongdoing (with the exception of EEO and sexual harassment reports, which are referred to AOL's Human Resources ("HR") department).

     The BCC group is AOL's principal clearinghouse for compliance information. It receives compliance information from AOL's toll-free, anonymous help line and from correspondence sent to the business compliance fax line and mail and email addresses. The BCC group also receives information regarding business conduct issues from the SBC Advisors (see below) and requests updates on business conduct issues on a quarterly basis from other AOL departments, such as HR and Finance. In addition, BCC members meet with representatives of the Time Warner Internal Audit group on a quarterly basis to discuss any compliance issues raised in internal audit reports.

     Each quarter, the BCC group prepares AOL's Quarterly Compliance Officer Report to be submitted, after approval by AOL's General Counsel and Compliance Officer, to Time Warner Legal. Time Warner asks its divisions, including AOL, to include in their Quarterly Compliance Officer Reports all significant allegations of violations of the Standards of Business Conduct (excluding HR matters) that, if true, would likely result in Company exposure in excess of $50,000 or result in material harm to the reputation of Time Warner or its divisions. Any allegations of accounting complaints or false statements regarding financial and accounting matters, bribery, or kickbacks are to be reported to Time Warner, regardless of the amount of money involved. The divisions, including AOL, are to immediately report to Time Warner's Senior Compliance Officer any accounting matters that are both credible and material to the Division's financial reporting, condition or controls (or any other matters the divisional compliance office deems very significant).


     SBC Advisors. In December 2003, AOL established a group of more than 25 Standards of Business Conduct Advisors ("SBC Advisors"). These AOL employees-primarily at the director and vice president level-are assigned to each of AOL's major domestic business divisions and every domestic AOL office with more than 100 employees. The SBC Advisors receive compliance training and attend quarterly meetings with the BCC group. The SBC Advisors provide monthly reports to the BCC group that are to include, inter alia, any compliance concerns of which the Advisors are aware.

     AOL Compliance Council. In September 2003, AOL formed a Compliance Council consisting of senior executives to oversee the business compliance and conduct program. The Compliance Council currently is composed of AOL's CFO; General Counsel and Chief Compliance Officer; an Executive Vice President of Human Resources; and an executive member-at-large. The Compliance Council meets on a quarterly basis to identify and address any trends in compliance activities, consider matters involving high-level managers, and set policy for AOL regarding the enforcement of the Standards and other matters of ethics and integrity. The AOL Compliance Council also is provided with AOL's Quarterly Compliance Officer Reports to Time Warner Corporate.

     2. Time Warner's Monitoring of Compliance Issues and Reporting to the Audit & Finance Committee

     Time Warner has implemented a compliance coordination and monitoring effort. Each division of Time Warner has its own Compliance Officer, who provides reports to the Senior Compliance Officer for the Company (who also serves as the Compliance Officer for Time Warner Corporate). Representatives of the divisional compliance programs meet regularly to discuss the Standards, control procedures, and any substantive control issues that arise.

     Time Warner's Compliance Committee consists of Time Warner's Senior Compliance Officer, Time Warner's Vice President and Deputy Controller, and representatives of Time Warner's Internal Audit, Corporate Security, and Corporate Legal departments. The Compliance Committee meets on a monthly basis to discuss compliance matters, such as allegations of fraud, misconduct, or other improprieties at Time Warner (including at its divisions), that raise concerns about ongoing conduct or potential weaknesses in current controls. The Compliance Committee maintains the Corporate Compliance Log ("Log"), which reflects certain of these matters. The Log is based on new information received through traditional compliance channels, such as direct communication from compliance officers and senior personnel at the divisions, Quarterly Compliance Officer Reports submitted by each division, quarterly representation letters from the divisions, email to Time Warner's Compliance Office, issues raised at periodic meetings between Time Warner's Senior Compliance Officer and representatives of the divisional compliance programs, and complaints made to Time Warner's anonymous toll-free number, as described in more detail above, and may not reflect information from outside the compliance program, such as matters handled by the HR department, those relating to certain customer and shareholder complaints, litigation and defense matters, and other matters subject to the attorney-client or work product privileges.

     Time Warner also has created a Conflicts Committee, consisting of the Senior Compliance Officer, the General Counsel, and the CFO. The Committee reviews potential conflict situations involving senior personnel.

     In  addition,  as  part  of  its  implementation  of  Section  307  of  the
Sarbanes-Oxley Act, Time Warner has adopted policies that exceed the requirements in 17 C.F.R. Part 205. In particular, Time Warner has exceeded the regulatory requirements, and the practice of most other large public companies, by designating the Time Warner Audit & Finance Committee as a Qualified Legal Compliance Committee ("QLCC"). By adopting this optional, additional control, Time Warner invested its Audit & Finance Committee with the authorities and responsibilities set out in 17 C.F.R. ss. 205.2(k), including, inter alia, the authority and responsibility to determine whether an investigation is necessary regarding any report of evidence of a material violation by the Company, its officers, directors, employees or agents, and authority and responsibility to notify the SEC in the event that the Company fails in any material respect to implement an appropriate response that the QLCC has recommended the Company to take.

     Time Warner also exceeded the requirements of Sarbanes-Oxley by enacting a policy that mandates up-the-ladder reporting from all attorneys employed by the Company, including AOL and the other divisions, who provide legal services to the Company in the context of an attorney-client relationship, not merely those who "appear and practice" before the SEC. The Company's internal policy implementing Section 307 includes references to the relevant regulations and SEC guidelines and lists contact information for the QLCC's outside counsel to facilitate reporting of violations. All covered attorneys are required to undergo training on the SEC's rules and the broader Time Warner policy-which training emphasizes the importance of consulting with and reporting to supervisors and other designated parties concerning all violations of law. All covered attorneys also are required to certify in writing that they have read and understood the Company's policy and have been trained on and will comply with the Company's policy and the SEC's rules.


II.  Transaction Process Controls

     A.  AOL Division Internal Transaction Approval Controls

     In October 2002, AOL put in place a revision of its existing deal sign-off processes and procedures for complex, strategic, or non-standard transactions. The processes were further revised in the summer of 2004.

     The current deal approval process, adopted in the summer of 2004, includes an initial "sign-up" procedure for certain complex, strategic, or non-standard deals, whereby the business unit engages in early consultation about the proposed deal structure with AOL Legal and Finance and key executives, business units, and stakeholders in the transaction. AOL's deal negotiation team is required to prepare a summary of the potential deal. The summary must include the material terms of the proposed transaction, a financial and economic analysis of the proposed deal terms, the strategic rationale for the deal, and an overview of the deal partner, including an identification of any other transactions or negotiations with the same partner in the previous six months. Senior personnel from the business unit, the Legal and Finance departments, executive management, and key stakeholders, such as Network Operations or Marketing, must agree to move forward on the deal before formal proposal or term sheets may be delivered to the potential partner (although informal discussions with prospective deal partners may occur prior to approval of the sign-up summary).

     Once proposed final deal terms are negotiated with a prospective partner, but before a contract can be executed by AOL, an additional, formalized "sign-off" process must be completed for certain complex, strategic, or non-standard deals. As part of the "sign-off" process, the lead business unit, AOL Finance personnel, and AOL's Legal and Tax departments are required to complete a written transaction summary. The transaction summary includes a "business unit summary" prepared by the lead business unit (in coordination with Legal and Finance) that includes (a) an executive summary consisting of any information helpful to a full understanding of the transaction, including, where applicable, a summary of the relationship of the transaction to other transactions or deals, AOL's business objectives, and key negotiation points;
(b) a detailed description of AOL's obligations under the deal and the deal's key terms and impacts; (c) a financial analysis of the transaction, including a discussion of the P&L and budget impacts of the transaction; (d) a description of significant business risks; (e) a statement whether the transaction is related to, connected with, or negotiated in connection with any other transaction and a description of any such connection; and (f) a statement whether the parties agreed to terms that are not documented in the contract and a description of any such terms. Two AOL employees, the executive sponsor responsible for the deal - a Senior Vice President or above - and a representative from the lead business unit, must each certify in writing that the business unit summary is true and correct to the best of his or her knowledge.

     In addition to the business unit summary, the transaction summary includes a summary by AOL Finance personnel describing the accounting treatment for the deal, explaining the accounting rationale, and identifying any significant issues affecting the accounting treatment and the differing levels of AOL and Time Warner accounting personnel approval required based on materiality and complexity; a statement by AOL Legal explaining significant legal risks and highlighting any significant legal, policy, or contractual matters that should be considered in connection with the transaction; and a summary of tax implications of the deal.

     AOL also has in place specific guidelines describing which AOL employees are authorized to sign contracts on behalf of AOL. The guidelines, available to employees on the AOL intranet, also list the rules for delegating signature authority and contain a link to the guidelines governing which large transactions require prior approval by or reporting to the Time Warner Board of Directors.

     In 2004, AOL created a Deal Council to oversee its deal approval process. The principal objectives of the Deal Council include stewardship of the "sign-up" and "sign-off" policies and procedures, the establishment of AOL-wide guidelines and rules for complex, strategic, or non-standard transactions, and the review and evaluation of deals after their execution. The Deal Council is comprised of representatives from AOL's principal deal negotiation teams, as well as AOL's Legal, Finance, and Strategic Planning departments.

      B.  Company-wide Consultation with Corporate

     From August 2001 to the present, Time Warner has strengthened its requirement that certain division deals receive review and approval at the Time Warner Corporate level. For example, in August 2002 the Company began to require Corporate review and approval for all advertising contracts in excess of $1 million entered by the AOL division. Pursuant to these transaction approval guidelines, Time Warner Corporate requires that each Time Warner division, including AOL, submit a summary sign-off document for each such transaction subject to review. The divisions are asked to include in the summary: the name of the counterparty, the nature of the contract (e.g., advertising, programming, etc.), the dollar value of the contract, a statement explaining whether multiple elements are involved, an explanation of whether the contract is a cross-divisional arrangement, a list of any unusual or non-standard provisions, and the division's conclusion regarding accounting for the transaction.


     Specifically in August 2001, Time Warner Corporate reissued contract approval guidelines, replacing guidelines that previously had been in place. The 2001 guidelines included a new set of requirements for certain transactions requiring review and approval by Corporate Finance. The transactions requiring Time Warner Corporate approval under the 2001 rules included: (a) barter advertising transactions (both intercompany and third-party) above $10 million in fair market value; (b) transactions involving more than two parties and valued at more than $20 million; (c) multi-element or buy/sell (cash or barter) transactions having reciprocal arrangements valued above $10 million; (d) all transactions involving transfer of Time Warner equity to non-employees; (e) all employee contracts involving the use of equity, other than at-the-money stock options pursuant to existing stock options plans; and (f) contracts involving the delivery of subscribers or advertising for consideration above $5 million.

     The transaction approval guidelines have been modified over time as new requirements are imposed, new accounting rules are issued, new areas of focus arise, business models change, or the Company identifies areas of potential improvement. The current policy, revised in November 2004, lists more than twenty categories of contracts or occurrences requiring Corporate review and approval (if entered after November 1, 2004), including the following for all divisions: (a) changes in accounting policy that significantly affect a division, including changes in accounting principles and practices and changes in the methods of applying those accounting principles and practices; (b) agreements outside of the ordinary course of business in excess of $10 million, including any amendments outside of the ordinary course of business in excess of $10 million, as well as any termination of an agreement, not pursuant to its original terms, in excess of $10 million; (c) legal or dispute settlements where the consideration received or paid is other than cash or involves the recognition of revenue in excess of $5 million; (d) transactions with (or involving) newly created arrangements or modifications to existing arrangements with special purpose entities or variable interest entities; (e) contracts involving either intercompany or third-party barter transactions involving an exchange of advertising for advertising in excess of $5 million; (f) multiple-element or buy-sell (cash or barter) contracts having reciprocal arrangements in excess of $5 million, including any instances where a commercial dispute is being resolved/settled at or around the same time that a contract is being entered into, renewed, or amended with the same counter party with which the Company has the commercial dispute; (g) contracts in excess of $5 million where the proposed accounting will be different than the form of the contract (other than where explicitly provided for in generally accepted accounting principles ("GAAP"), such as a capital lease); (h) contracts involving more than two parties in excess of $10 million; (i) contracts involving Time Warner equity to non-employees; (j) employee contracts involving the use of equity, other than the granting of stock options or restricted stock pursuant to existing stock option plans; or (k) any transaction that is unusual in nature that significantly impacts divisional financial results not already identified above. In addition, the Corporate documentation and sign-off procedures apply to any accounting consultations noted in the quarterly divisional representation letter (discussed below), even if the transaction would otherwise fall outside the guidelines.


     Since 2001, Time Warner has lowered the threshold for Corporate's review of certain contracts. Under the current policy, when compared with the 2001 policy, the threshold for contracts involving barter advertising requiring Corporate review was reduced from $10 million to $5 million; for contracts involving more than two parties from $20 million to $10 million; and for multi-element transactions having reciprocal arrangement from $10 million to $5 million.

     Time Warner's revised policy includes changes specific to the AOL division as well, adding the requirement that AOL seek Corporate approval for transactions involving revenue-share buyout contracts in excess of $5 million; all advertising contracts in excess of $1 million; and all contracts involving the delivery of subscribers or advertising for equity in excess of $5 million.

     In addition, the Time Warner Controller's group maintains an Inquiry Database that enables Company Controller group and accounting and finance personnel to make informed and consistent decisions regarding complex transactions. The Inquiry Database, which also contains descriptions of transactions requiring Corporate approval and other significantly unusual or complex deals, is a searchable, electronic memory that facilitates consistent treatment of similar deals across Time Warner and its divisions, including AOL.

     The Time Warner Controller's group discusses all unusual or complex deals with the Company's outside auditor in real time, as needed. In addition, representatives from the Company's Finance department and Controller's group meet formally with the Company's outside auditors on a quarterly basis to discuss complex and unusual transactions.

     In addition to the reviews described above, the Company holds monthly Controller's meetings at which representatives of the division's Controller's groups discuss internal controls and best practices, emerging accounting rules, and business performance. Also, all divisional Chief Financial Officers meet regularly with Time Warner's CFO as part of the Company's efforts to assist in ensuring that Company management is aware of key business developments and important financial information. These meetings will help ensure that important business developments and key financial trends are included in the Company's SEC filings.

III.  Disclosure Controls

     Time Warner has put in place disclosure controls at the divisional and Corporate levels, including at AOL. Since 2002, AOL has increased its accounting headcount by twenty percent and added, within its Accounting Department, additional procedures to track AOL's advertising revenue and an additional group and new procedures to improve the accuracy of its reporting of its subscriber numbers.

     Quarterly Management Representation Letters. During the second quarter of 2001, Time Warner began requiring the CEO, CFO, and Controller of each operating division, including AOL, to submit a quarterly management representation letter. The management representation letter has been modified over time as new requirements are imposed (such as under the Sarbanes-Oxley Act), new accounting rules are issued, new areas of focus arise, business models change, or the Company identifies areas of potential improvement. The AOL division's letter currently certifies that financial information submitted by AOL to the Time Warner Corporate Finance department is complete and accurate, prepared in accordance with GAAP, and compliant with instructions received from the Time

Warner Corporate Finance department. In addition, other key representations in the letter include: (a) that there are no significant changes to the system of internal controls; (b) that all significant balance sheet accounts are reconciled; (c) that the accounting implications of all significant, unusual, or complex transactions have been discussed with the Time Warner Corporate Finance department; and (d) that approvals for all contracts were obtained according to the applicable requirements of the contract approval guidelines.


     In 2002, the representation letter policy was expanded to include a certification from each division's General Counsel, including at AOL. Beginning with the second quarter of 2004, AOL asks certain business unit leaders and their finance representatives to sign supporting representations for the CEO, CFO, and Controller regarding compliance with company policies, disclosure of oral agreements or certain other agreements, and disclosure of material breaches, amendments, or terminations of agreements.

     Quarterly Disclosures. The Company's Disclosure Committee meets quarterly to discuss and review the Company's Form 10-Q or 10-K and other key matters to ensure that all necessary disclosures are incorporated. The Committee, consisting of representatives of the Tax, Investor Relations, Corporate Communications, Treasury, Internal Audit, Finance, and Legal departments, as well as the Office of the Chairman, also helps to ensure that key Company trends are disclosed. Once a final draft of the disclosures and financials is compiled, a certification meeting is held among the Time Warner CEO, CFO, inside and outside counsel, the outside auditor (Ernst & Young), Internal Audit, Investor Relations, Operations, and Finance.

     Also on a quarterly basis, the Time Warner Controller's group performs various detailed analyses in reviewing the appropriateness of the Company's balance sheet, statement of cash flows, and income statement. Such analyses include the application of analytical procedures and detailed discussions with each division, including AOL, and other departments of Time Warner Corporate, including Treasury, Tax, Legal, and others. These analyses are intended to ensure that the Company's financial information is accurate and complies with GAAP and applicable SEC rules.

     Each quarter, the Company Controller's group delivers a written report to the Time Warner Audit & Finance Committee and senior Company management discussing significant new areas of disclosure. In addition, the Controller's group periodically reports to the Audit & Finance Committee regarding significant areas of accounting judgment reflected in the Company's books and public filings.

IV.  Other Principal Controls

     A.  Internal Audit

     Beginning in 2001, the size and scope of Time Warner's Internal Audit function, including time allocated to AOL's businesses, has been greatly enhanced. In February 2002, the function was moved primarily in-house, and the Internal Audit plan was nearly doubled in terms of audit hours. There are now 43 professionals in the group, and PricewaterhouseCoopers supplements the Internal Audit department, providing additional full-time employees with technical expertise in information technology and international operations. The head of the Internal Audit department reports directly to the Chair of Time Warner's Audit & Finance Committee and provides regular updates to the Committee.


     Prior to the start of each year, Internal Audit conducts an assessment of the principal compliance, financial, operational, and strategic risks confronting the Company and its divisions. Based on that risk assessment and other factors, including the results of previous internal audits, Internal Audit creates an audit plan listing the audits it intends to conduct during the coming year. The Internal Audit group presents the plan to the Time Warner Audit & Finance Committee for approval. In addition to the pre-planned audits approved by the Audit & Finance Committee, Internal Audit on occasion conducts ad hoc audits in response to specific requests from the various divisions regarding matters on which Internal Audit has access to expertise or resources not generally available at the divisions. Each month, Internal Audit presents all important internal audit findings to Corporate and divisional leaders in writing in its Internal Audit Monthly Activity Reports. The Monthly Activity Reports contain summaries of the pre-planned and ad hoc internal audits completed during the month, as well as highlights of the more important observations noted by Internal Audit resulting from those audits, and a description of other Internal Audit group activities during the month. The Monthly Activity Reports generally do not contain summaries or observations from audits that are protected by the attorney-client or work product privileges, though the fact that such audits were conducted might be noted. The Internal Audit group also keeps a record of any "open" internal audit findings until they are addressed. Internal Audit also updates the Audit & Finance Committee at each in-person meeting of the Committee, and meets in executive session with the Committee (outside the presence of management) at each meeting.

       B.  AOL Audit Confirmation Request Response Procedures

     In early 2003, AOL formalized existing procedures requiring that audit confirmation requests received from third parties be forwarded to the AOL Finance department for review. Under the AOL policy, all requests for audit confirmation must be made, and responded to, in writing. The decision whether and how to respond is assigned to the AOL Controller's group, which is to act with the advice of

AOL  Legal.  Before  any  audit-related   response  is  generated  by  AOL,  the
Controller's  group  coordinates  among  AOL's  Finance,   Legal,  and  business
personnel in conducting appropriate due diligence.

                                   Appendix C

     "Covered Transactions" are all matters and transactions (other than the PPRO Transactions) involving the counterparties listed in a separate, non-public document entitled "Non-Public List of Counterparties for Appendix C of Agreement Between DOJ and AOL," during the period from July 1, 1999 through April 30, 2002, related to:

          (1) advertising and e-commerce revenue at AOL, including delivery of online advertising and impression reporting;

          (2) subscriber acquisitions, bundling, counting, and revenue at AOL;

          (3) the formation, operation, restructuring, and dissolution of AOL Europe (including transactions involving Goldman Sachs); and

          (4) aiding and abetting financial fraud materially affecting the books and records or financial reports of another company.